Exhibit 10.12

October 8, 2002

Mr. Al Wood

3444 Deer Ridge Drive.

Danville, CA 94506

Dear Al:

It is my pleasure to offer you the position of Chief Financial Officer of PalmSource, a wholly owned subsidiary of Palm, Inc., reporting to me.

Your starting salary will be $250,000.00 per year, payable semi-monthly, to be paid by PalmSource. You will also be eligible to participate in PalmSource’s discretionary bonus plan beginning in FY03. The bonus plan offers the opportunity to earn a bonus with a target amount of 50% of base salary; actual payments being based on various factors, including company and individual performance, and paid semi-annually, when it pays out. Your individual performance targets will be set by mutual agreement between you and me by the beginning of Q3 FY03.

A stock option plan for PalmSource has been established. Upon receipt of the required approval by PalmSource’s Board of Directors, you will receive an option for 300,000 shares of PalmSource . The stock option plan provides for four year vesting. The option’s per share exercise price will be determined by the Board of Directors at their December 2002 meeting based upon the Company’s then valuation. Such grant shall be made within 45 days of your employment commencement date. By mutual consent, PalmSource will have the right to repurchase the option (and any shares acquired upon exercise of the options), by paying you the fair market value (at the time of repurchase) of the stock covered by the option, minus the exercise price otherwise paid or payable. If necessary or appropriate to preserve favorable tax treatment for the spin-off of PalmSource, changes may be made in the option terms described above (but without materially diminishing the potential value of the option). These terms are subject to approval by the PalmSource Board. Vesting of your grant will commence upon your start date with PalmSource.

PalmSource shall offer you the same benefits it provides to its other senior executives. If PalmSource does not have its own separate benefit programs, you will participate in the Palm benefit plans on the same terns as Palm’s senior executives (but excluding incentive and equity compensation programs.) You also shall receive 28 days of combined time off and holidays, and other benefits as established by PalmSource (including any sabbatical program). Your benefits will depend upon the terms of the benefit plans and programs, as they may exist from time to time. Until PalmSource establishes comparable benefits, you shall be covered by Palm’s benefit plan, including medical coverage.

This offer of employment and your continued employment with Palm are is expressly contingent upon PalmSource receiving the following:

•	Acceptable results from a background investigation. Any falsification of employment history or educational background may result in withdrawal of the offer and and/or termination of employment.

•	Signed copies of the Palm (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Palm’s Code of Conduct, stating, among other things, that you will keep confidential company information throughout and beyond your employment with PalmSource. Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

If your position requires exposure or access to export controlled or classified data, this offer is also contingent upon successful acquisition of any necessary licenses or security clearances. If a license is granted, then you must agree to abide by all conditions of any restrictions or riders to the license approval.

The terms and conditions of your proposed employment with PalmSource in this letter supersede any contrary verbal representations concerning conditions of employment. While we are confident that we will have a mutually beneficial employment relationship, employment with PalmSource is voluntary and at-will. This means that you are free to resign at any time. Similarly, PalmSource is free to terminate your employment relationship, with or without Cause or notice, at any time. Exceptions to this employment-at-will policy may be made only by a written agreement signed by PalmSource’s Board of Directors.

You will also be eligible for benefits provided in Palm’s standard Management Retention Agreement (Change in Control) and Executive Severance Agreement. Both are attached hereto and incorporated by reference.

This offer of employment is open for a period of 5 working days from the date of this letter. Within this time period, I would appreciate your confirming your acceptance by signing on the space provided and returning this letter to me, indicating your proposed start date.

Let me close by reaffirming our belief that the skill and background you bring to PalmSource, Inc. will be instrumental to the future success of the Company. I look forward to working with you very soon.

Sincerely,

/s/ DAVID NAGEL

David Nagel President and CEO PalmSource, Inc.

I accept the offer of employment at PalmSource, Inc. based on the terms described in this offer letter. I proposed a start date of                            .

/s/ AL WOOD	October 8, 2002
Signature	Date